U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] CHECK BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).

     FORM 3 HOLDINGS REPORTED

     FORM 4 TRANSACTIONS REPORTED

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(Print or Type Responses)
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1.   Name and Address of Reporting Person*

JOHNSON                               CHERYL                  R.
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   (Last)                            (First)              (Middle)

4420 Village Springs Run
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                                    (Street)

Dunwoody                             Georgia                 30338
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

Novoste Corporation (NOVT)

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year

DECEMBER 1999

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Vice President
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7.   Individual or Joint/Group Filing
     (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                 5.             6.
                                                     3.           4.                             Amount of      Owner-
                                                     Transaction  Securities Acquired (A) or     Securities     ship
                                                     Code         Disposed of (D)                Beneficially   Form:     7.
                                                     (Instr. 8)   (Instr. 3, 4 and 5)            Owned at End   Direct    Nature of
                                      2.             ----------   -----------------------------  of             (D) or    Indirect
1.                                    Transaction                         (A)                    Month          Indirect  Beneficial
Title of Security                     Date           Code   V     Amount     or     Price        (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)                          (D)                    and 4)         (Instr.4) (Instr. 4)
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


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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

NY:54634.1                                                                (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
                    2.                                                                                   Deriv-    Form of
                    Conver-                   5.                              7.                         ative     Deriv-   11.
                    sion                      Number of                       Title and Amount           Secur-    ative    Nature
                    or                        Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                     Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.               Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.      or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-  of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code    4 and 5)      Date      Expira-           Number  ity      Month     (I)      ship
Security            Secur-   Day/     (Instr. ------------  Exer-     tion              of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)      (A)    (D)    cisable   Date     Title    Shares  5)       4)        4)       4)
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
Stock Option        $11.00   10/27/99 A       10,000        10/27/00* 10/27/09 Common   10,000           10,000    D
(Right to Buy)                                                                 Stock
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
Explanation of Responses:

*    Option vests 1/4 on 10/27/01, 1/4 on 10/27/02, and 1/4 on 10/27/03.



/s/ Cheryl R. Johnson                                    February 14, 2000
---------------------------------------------            -----------------------
CHERYL R. JOHNSON                                        Date


** Intention misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).+

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Member.


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